                                                                      EXHIBIT 12


                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


                                         Three Months Ended
                                             March 31,                           Year Ended December 31,
                                      ----------------------   ------------------------------------------------------------
                                        2000         1999        1999         1998        1997         1996         1995
                                      ---------    ---------   ---------    ---------   ---------    ---------    ---------
Interest Expense                      $  18,300    $  13,200   $  55,200    $ 101,900   $  90,400    $ 142,100    $ 151,000

Capitalized Interest                      1,200         --          --           --          --           --           --

Estimated Interest Portion of
    Rent Expense                          3,827        3,755      13,948       12,352      10,864       10,035       10,064
                                      ---------    ---------   ---------    ---------   ---------    ---------    ---------
Fixed Charges                         $  23,327    $  16,955   $  69,148    $ 114,252   $ 101,264    $ 152,135    $ 161,064
                                      =========    =========   =========    =========   =========    =========    =========

Income From Continuing
    Operations Before Income Taxes    $ 129,100    $ 118,200   $ 518,600    $ 523,600   $ 483,200    $ 470,700    $ 297,300

Add:  Fixed Charges                      22,127       16,955      69,148      114,252     101,264      152,135      161,064

      Dividends From Less Than
      50% Owned Companies                  --           --          --           --          --            287          968

Less: Equity in (Earnings) / Losses
      of Less Than 50% Owned
      Companies                          (1,289)         245      (1,069)         595        (320)      (1,609)        (996)
                                      ---------    ---------   ---------    ---------   ---------    ---------    ---------
Earnings Before Fixed Charges         $ 149,938    $ 135,400   $ 586,679    $ 638,447   $ 584,144    $ 621,513    $ 458,336
                                      =========    =========   =========    =========   =========    =========    =========
Ratio of Earnings to Fixed Charges          6.4x         8.0x        8.5x         5.6x        5.8x         4.1x         2.8x


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